EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into by and between Frontera Group, Inc., a Nevada corporation (the “Company”), and Teodros Gessesse (the “Executive”), as of the 22nd day of July, 2022 and made effective as of the Purchase Agreement Closing Date (as defined below) (the “Effective Date”).

WHEREAS the Company desires to employ the Executive and the Executive desires to be employed by the Company, in accordance with the terms and conditions contained in this Agreement; and

WHEREAS in connection with the closing of the transactions contemplated by the Intellectual Property Purchase Agreement, dated as of June 2, 2022 (the "Purchase Agreement"), by and among the Company and Intellimedia Networks, Inc. ("Intellimedia"), the Company desires to employ the Executive and the Executive desires to be employed in such capacities on the terms and conditions set forth herein; and

WHEREAS the Company is only willing to enter into this Agreement on the basis that the Executive observe the covenants set out herein, which have been negotiated in good faith and which the Executive acknowledges as being reasonable given the nature of his position pursuant to this Agreement;

WHEREAS, this Agreement shall be effective only if and when the Closing occurs (as defined in the Purchase Agreement) and if the Closing does not occur, it shall be null and void and have no further force and effect.

NOW THEREFORE for and in consideration of the premises, the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Employment. Subject to the terms and conditions set forth in this Agreement, the Company hereby offers the Executive, and the Executive hereby accepts, employment with the Company.

2. Term. Subject to earlier termination as hereafter provided, the Executive’s employment hereunder shall be for an initial term of three (3) years (the “Initial Term”), commencing as of the Effective Date, and shall automatically renew thereafter for successive terms of one (1) year each (each, a “Renewal Term”), unless one of the parties hereto gives written notice of termination to the other party at least sixty (60) days prior to the last day of the Initial Term or the then-current Renewal Term, as applicable. The Initial Term, together with any Renewal Terms thereof, are hereafter referred to, collectively, as “the term of this Agreement” or “the term hereof.”

3. Capacity and Performance.

(a) Commencing on the Effective Date, the Executive shall serve the Company as its Chief Marketing Officer. The Executive shall report to the board of directors (the “Board”) of the Company and perform such duties and responsibilities as may be prescribed from time to time.

(b) During the term hereof, the Executive shall be employed by the Company on a full-time basis. He shall have the duties, responsibilities, title, and authority of a Chief Marketing Officer of the Company and such other duties, responsibilities and authority, reasonably consistent with that position, with respect to the business operations of the Company, as may be assigned by the Board from time to time.

(c) During the term hereof, the Executive shall devote his time and best efforts, business judgment, skill and knowledge to the advancement of the business and all related interests and other strategic business efforts upon the sole discretion of the executive. It is agreed that the Executive may participate in other business ventures, accept membership on a board of directors or other governing board of any Person (as defined in Section 10 hereof) as long as such position does not conflict or interfere or deter the Executive from performing his duties to the Company. Exceptions are provided where the Executive is involved in other business interests that have strategic or direct monetary benefit to the Company.

4. Compensation and Benefits. As compensation for services performed by the Executive pursuant to and during the term of this Agreement:

(a) Base Salary. Initially during the term hereof, the Company shall pay the Executive a base salary at the rate of one hundred and fifty thousand ($150,000.) dollars per annum, payable in accordance with the payroll practices of the Company for its executives and subject to annual review by the Board or the compensation committee thereof pre-dated to a start date of March 23, 2022.

(b) Annual Bonus Compensation. The Executive shall be eligible to receive a quarterly incentive bonus as determined by, and within the sole discretion of, the Board.

(c) Equity Participation. The Executive may receive, at the sole discretion of the Board, equity incentive award grants (“Equity Awards”) of the types, in the amounts and on a basis commensurate with the equity incentive awards granted to similarly-situated executive officers of the Company.

(d) Share Grant. Upon Closing, the Executive shall receive an equity  grant in the amount of 23,500,000 shares of the Company’s common stock. The shares will be valued at $0.25 per share.

(e) Other Benefits. During the term hereof, the Executive shall be entitled to participate in all health and welfare plans and retirement plans, from time to time in effect for executives of the Company generally, subject to all eligibility requirements. The Executive’s participation in such plans shall be subject to the generally applicable Company policies. Any such benefits, plans and policies are subject to change or termination from time to time as determined by the Board.

(f) Vacation. The Executive shall be entitled to twenty-five 25 days of paid vacation during each year of the Term, and any renewal periods, prorated for partial years. Such vacation shall be governed by the policies of the Company, as in effect from time to time.

(g) Business Expenses. The Company will pay for all reasonable, customary and necessary business expenses incurred or paid by the Executive in the performance of his duties and responsibilities hereunder, subject to any maximum annual limit and other restrictions on such expenses as set by the Board.

(h) Directors and Officers Insurance Coverage. During the term hereof, the Company shall provide the Executive the same rights of indemnification and contribution and the same coverage under any directors and officers (“D&O”) liability insurance which the Company provides to its other executives and, after the termination of his employment hereunder, the Company shall provide the Executive the same rights of indemnification and contribution, and the same coverage under any D&O liability insurance it provides to its other former executives.

(j) Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5. Termination of Employment and Severance Benefits. Notwithstanding the provisions of Section 5 hereof, the Executive’s employment hereunder shall terminate during the term hereof under the following circumstances:

(a) Death. In the event of the Executive’s death during the term hereof, the Executive’s employment hereunder shall immediately and automatically terminate. In such event, promptly following the date of termination of the Executive’s employment with the Company (hereafter, the “Date of Termination”), the Company shall promptly pay to his estate the Final Compensation (as defined in Section 11 (b) hereof).

(b) Disability. The Company may terminate the Executive’s employment hereunder, upon notice to the Executive, in the event that the Executive becomes disabled during his employment through any illness, injury, accident or condition of either a physical or psychological nature and, as a result, is unable to perform substantially all of his duties and responsibilities hereunder, notwithstanding the provision of any reasonable accommodation, for one hundred and eighty days (180) days during any period of three hundred and sixty-five (365) consecutive calendar days. In the event of such termination, Company shall promptly pay to the Executive the Final Compensation. Any question as to the existence, extent, or potentiality of Executive’s disability upon which Executive and the Company cannot agree shall be determined by a qualified, independent physician selected by the Company and approved by Executive or, if applicable, his guardian (which approval shall not be unreasonably withheld). The determination of any such physician shall be final and conclusive for the purposes of this Section 5(b).

(c) By the Company for Cause. The Company may terminate the Executive’s employment hereunder for Cause at any time upon notice to the Executive setting forth in reasonable detail the nature of such Cause. For purposes of this Agreement, “Cause” shall be limited to: (i) the Executive’s conviction of, or plea of nolo contendere to a felony or any other crime involving fraud, material financial dishonesty or moral turpitude; (ii) the Executive’s gross negligence or willful misconduct with regard to the Company which has a material adverse impact on the Company; (iii) violations of any of the Company's written policies and procedures; (iv) any commission of an illegal act, by the Executive or any abuse of alcohol by the Executive in a manner that interferes with the performance of his duties or responsibilities under this Agreement (v) the Executive’s refusal or willful failure to substantially perform his duties or to follow a material lawful written directive of the Board within the scope of the Executive’s duties hereunder which in either case remains uncured or continues after thirty (30) days’ written notice from the Board which references the potential for a “for Cause” termination and specifies in reasonable detail the nature of the refusal or willful failure which must be cured; or (vi) the Executive’s theft, fraud, untruthfulness, or any material act of financial dishonesty related to the Company. In the event of such termination, the Company shall have no obligation to the Executive under this Agreement except the Final Compensation.

(d) By the Company other than for Cause. The Company may terminate the Executive’s employment hereunder other than for Cause at any time upon thirty (30) days’ written notice to the Executive. For purposes of clarity, a non-renewal of the term hereof by Company will not be considered a termination “other than for Cause” and Executive will not have the right to any severance in such event. In the event of such termination, the Executive shall be entitled to the following:

(i)The Company shall pay the Executive the Final Compensation earned through the Date of Termination and any other compensation and benefits to the extent actually earned by the Executive under any benefit plan or program of the Company as of the Date of Termination.

(ii)The Company shall pay to the Executive a total amount equal to twelve (12) months of the Executive’s then current Base Salary, less applicable taxes and deductions; to be made in approximately equal biweekly installments in accordance with the Company’s usual payroll practices over a period of twelve (12) months beginning after the effective date of the Release of Claims.  In addition, the Executive shall be entitled to receive all Annual Bonuses for the period from the Date of Termination through the end of the Initial Term or the then-current Renewal Term, as applicable. The Executive shall have no duty to mitigate any such payment due.

(iii)Following the Date of Termination, the Company shall pay the full amount of the Executive’s premiums for the Executive’s continued coverage under the Company’s health and dental plans under COBRA (including coverage for the Executive’s qualified beneficiaries), until the earliest to occur of (A) the expiration of twelve (12) months following the Date of Termination; (B) the date the Executive becomes eligible for participation in health and dental plans of another employer and (C) the date the Executive ceases to be eligible for participation under the Company’s health and dental plans under COBRA; provided, however, that, in order to be eligible for the Company’s payments hereunder, the Executive and each of his qualified beneficiaries must elect in a timely manner to continue coverage under the Company’s health and dental plans under COBRA. In the event the Company does not provide medical insurance coverage to its employees but instead provides for expense reimbursement in connection with such premiums, the Company will continue to reimburse the Executive for such premiums for a period of twelve (12) months following the Date of Termination.

(iv)All Equity Awards granted to the Executive pursuant to Section 4(c), which are unvested as of the Date of Termination, shall be accelerated and become fully-vested and non-forfeitable as of the Executive’s last day of employment, provided Executive signs the Release of Claims, notwithstanding anything to the contrary set forth in any equity plan or award agreements relating to such Equity Awards.

(v)Notwithstanding the foregoing, the Company’s obligations under clauses (ii), (iii) and (iv) of this Section 5(d) shall be contingent upon the full execution by the Executive of an effective Release of Claims.

(e) By the Executive for Good Reason.

(i) The Executive may terminate his employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than sixty (60) days following the occurrence of the condition, by giving the Company thirty (30) days to remedy the condition and by terminating employment for Good Reason within thirty (30) days thereafter if the Company fails to remedy the condition.

(ii) For purposes of this Agreement, “Good Reason” shall mean, without the Executive’s consent, the occurrence of any one or more of the following events: (A) the material breach of this Agreement by the Company which breach is not cured within thirty (30) days following written notice thereof to the Company of such breach; (B) a material diminution of the Executive’s title as Chief Marketing Officer of the Company or of any of the Executive’s significant duties, authority or responsibilities; (C) any reduction in or failure to pay the Base Salary or Annual Bonus (if earned) other than a general reduction in Base Salary that affects all similarly situated Executives in substantially the same proportion; and/or (D) a significant reduction in the Executive benefits provided to the Executive other than in connection with an across-the-board reduction similarly affecting substantially all senior executives of the Company. Notwithstanding the foregoing, during the first twelve months of the Executive’s employment, in the event that the Company reasonably believes that Executive may have engaged in conduct that could constitute Cause hereunder, the Company may, in its sole and absolute discretion, suspend the Executive from performing the Executive’s duties hereunder for a period not to exceed 90 days, and in no event shall such suspension constitute an event pursuant to which the Executive may terminate employment with Good Reason or otherwise constitute a breach hereunder; provided, that no such suspension shall alter the Company’s obligations under this Agreement during such period of suspension. For purposes of clarity, a non-renewal of Executive’s term hereof will not be considered a termination for “Good Reason” hereunder and Executive will not have the right to any severance in such event.

(iii) Final In the event of termination in accordance with this Section 5(e), then, in addition to Final Compensation, the Company shall provide the Executive the same compensation and premium payments under clause (i) of Section 5(d) and, provided that the

Executive fully executes and does not revoke an effective Release of Claims, under clauses (ii) and (iii) of Section 5(d), in each case, as if his employment had been terminated by the Company other than for Cause.

(iv) In the event of termination in accordance with this Section 5(e), all Equity Awards granted to the Executive pursuant to Section 4(c), which are unvested as of the last day of the Executive’s employment, shall be accelerated and become fully-vested and nonforfeitable as of the Executive’s last day of employment, provided that the Executive fully executes and does not revoke an effective Release of Claims, notwithstanding anything to the contrary set forth in any equity plan or award agreements relating to such Equity Awards.

(e) By the Executive Other than for Good Reason. The Executive may terminate his employment hereunder at any time upon ninety (90) days’ written notice to the Company. In the event of termination of the Executive pursuant to this Section 6(e), the Board may elect to waive the period of notice, or any portion thereof, and, if the Board so elects, the Company will pay the Executive his Base Salary for the initial ninety (90) days of the notice period (or for any remaining portion thereof). The Company’s only other obligation to the Executive hereunder shall be for Final Compensation.

6. Effect of Termination. The payments provided for under Section 5 and the Final Compensation, as applicable, shall constitute the entire obligation of the Company to the Executive hereunder following termination of his employment by the Company; provided, however, that nothing contained herein shall affect the Executive’s rights to receive distributions of any vested benefits under any 401(k) plan, any other savings or retirement plan or any other contributory Executive benefit plans or arrangements in accordance with the terms of such plans. Except for health and dental plan participation continued in accordance with COBRA, the Executive’s participation in the Company’s Executive benefit plans shall terminate pursuant to the terms of the applicable policies thereunder based on the Date of Termination.

8. Confidential Information.

(a) The Executive acknowledges that the Company continually develops Confidential Information (as defined in Section 10 hereof); that the Executive may develop Confidential Information for the Company; and that the Executive may learn of Confidential Information during the course of employment. The Executive will comply with the policies and procedures of the Company for protecting Confidential Information and shall not disclose to any Person or use, other than as required by applicable law (by way of example, if the Executive is requested to disclose Confidential Information by a validly issued and served subpoena, after providing the Company an opportunity to object to and oppose disclosure) or for the proper performance of his duties and responsibilities to the Company, any Confidential Information obtained by the Executive incident to his employment or other association with the Company.

(b) All documents, records, tapes and other media of every kind and description relating to the business, present or otherwise, of the Company, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Executive, shall be the sole and exclusive property of the Company. The Executive shall safeguard all Documents and, as soon as reasonably practicable following termination of his employment or at such earlier time or times as the Board or its designee may specify, shall surrender to the Company any such Documents in his possession or control, provided, however, that the Executive will be under no obligation to surrender any Documents acquired from third parties which are generally available to the public.

8. Assignment of Rights to Intellectual Property. The Executive shall promptly and fully disclose all Intellectual Property (as defined in Section 10 hereof) to the Company. The Executive hereby assigns and agrees to assign to the Company (or as otherwise directed by the Company) the Executive’s full right, title and interest in and to all Intellectual Property. The Executive agrees to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of instruments of further assurance or confirmation) requested by the Company to assign the Intellectual Property to the Company and to permit the Company to enforce any patents, copyrights or other proprietary rights to the Intellectual Property. All copyrightable works that the Executive creates during the course of his employment by the Company and which pertain to the business of the Company or are suggested by any work performed by the Executive for the Company or make use of Confidential Information shall be considered “work made for hire” and, upon creation, shall be owned exclusively by the Company.

9. Conflicting Agreements. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which the Executive is a party or is bound and that the Executive is not now subject to any covenants against competition or similar covenants or any court order or other legal obligation that would affect the performance of his obligations hereunder. To the extent that any conflicts exist or arise between the terms of this Agreement and the terms of any other agreement that the Executive has previously entered into with the Company, the provisions of this Agreement shall govern.

10. Definitions. Words or phrases which are initially capitalized or are within quotation marks shall have the meanings provided in this Section and as provided elsewhere herein. For purposes of this Agreement, the following definitions apply:

(a) “Confidential Information” shall mean any and all information of the Company that is not generally known by those with whom the Company competes or does business, or with whom the Company plans to compete or do business, including without limitation (i) information related to the Products, technical data, methods, processes, know-how and inventions of the Company, (ii) the development, research, testing, marketing and financial activities and strategic plans of the Company, (iii) the manner in which they operate, (iv) their costs and sources of supply, (v) the identity and special needs of the customers of the Company, and (vi) the persons and entities with whom the Company have business relationships and the nature and substance of those relationships. Confidential Information does not include information that enters the public domain or information that is regularly or commonly known in the industry for which the Executive will be performing his duties, other than through a breach by the Executive or another Person of an obligation of confidentiality to the Company.

(b) “Final Compensation” means (i) Base Salary earned but not paid through the Date of Termination, (ii) pay at the final rate of the Base Salary for any vacation days not used through the Date of Termination, (iii) any Annual Bonus earned but unpaid for the fiscal year preceding that in which, and the fiscal year in which, the Date of Termination occurs, (iv) three months of remote office allowance, and (v) any business expenses incurred by the Executive but un-reimbursed on the Date of Termination, provided that such expenses are submitted prior to, or within thirty (30) days following, the Date of Termination and that such expenses are reimbursable under Company policy, and (vi) additional compensation based on the board’s decision.

(c) “Intellectual Property” means any invention, formula, process, discovery, development, design, innovation or improvement (whether or not patentable or registrable under copyright statutes) made, conceived, or first actually reduced to practice by the Executive solely or jointly with others, during his employment by the Company; provided, however, that, as used in this Agreement the term “Intellectual Property” shall not apply to any invention that the Executive develops on his own time, unless such invention relates at the time of conception or reduction to practice of the invention (i) to the business of the Company, or (ii) to the actual, or demonstrably anticipated, research or development of the Company to which the Executive has access as a result of his employment, or such invention results from any work performed by the Executive for the Company.

(d) “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company.

(e) “Products” means all products planned, researched, developed, tested, manufactured, sold, licensed, leased or otherwise distributed or put into use by the Company, together with all services provided or planned by the Company, during the Executive’s employment.

(f) “Release of Claims” shall mean a release of claims made by the Executive in favor of the Company in the form attached hereto as Exhibit A (with any updates reasonably determined by the Company to be necessary to comply with applicable law) and the execution of which is a condition precedent to the Executive’s eligibility for severance benefits as described in Section 5(d).

11. Withholding and Joint and Several Obligation of Company. Except as otherwise provided herein, all payments made by the Company under this Agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law. Any and all payments due to the Executive under this Agreement shall be the joint and several obligations of the Company.

12. Compliance with Section 409A of the Code. This Agreement is intended to either comply with, or fall within an exemption to, the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury regulations relating thereto (“Section 409A”), and shall be interpreted and construed consistently with such intent. To the maximum extent possible, the payments to the Executive pursuant to this Agreement are also intended to be exempt from Section 409A of the Code under either the separation pay exemption pursuant to Treasury regulation § 1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation § 1.409A-1(b)(4). In the event the terms of this Agreement would subject the Executive to taxes or penalties under Section 409A of the Code (“409A Penalties”), the Company and the Executive shall cooperate diligently to amend the terms of this Agreement to avoid such 409A Penalties, to the extent possible; provided that such amendment shall not increase or reduce (in the aggregate) the amounts payable to the Executive hereunder. Any taxable reimbursement payable to the Executive pursuant to this Agreement shall be paid to the Executive no later than the last day of the calendar year following the calendar year in which the Executive incurred the reimbursable expense. Any amount of expenses eligible for taxable reimbursement, or such inkind benefit provided, during a calendar year shall not affect the amount of such expenses eligible for reimbursement, or such in-kind benefit to be provided, during any other calendar year. The right to such reimbursement or such in-kind benefits pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit. Any right to a series of installment payments pursuant to this Agreement is to be treated as a right to a series of separate payments. If, as of the Date of Termination, the Executive is a “specified Executive” (within the meaning of Section 409A of the Code), then no payment or benefit that is payable on account of the Executive’s “separation from service” (within the meaning of Section 409A of the Code) shall be made before the date that is six (6) months after the Executive’s “separation from service” (or, if earlier, the date of the Executive’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Section 409A of the Code and such deferral is required to comply with the requirements of Section 409A of the Code. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.

13. Assignment. Neither the Company, on the one hand, nor the Executive, on the other hand, may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party or parties; provided, however, that the Company may assign its rights and obligations under this Agreement without the consent of the Executive in the event the Company shall hereafter effect a corporate reorganization, consolidate with, or merge into, any Person or transfer all or substantially all of its properties or assets to any Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, their respective successors, executors, administrators, heirs and permitted assigns.

14. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

15. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of either party to require the performance of any term or obligation of this Agreement, or the waiver by either party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

16. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Executive at his last known address on the books of the Company or, in the case of the Company, to their current business addresses, or to such other address as any party may specify by notice to the other actually received.

17. Entire Agreement. This Agreement, along with the other agreements referred to herein, constitute the entire agreement, and supersede all prior agreements, whether written or oral, between the Company and the Executive with respect to the Executive’s employment and all related matters.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by an expressly authorized representative of the Board.

19. Headings. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.

21. Governing Law. This Agreement shall be construed and enforced under and be governed in all respects by the laws of the State of Nevada, without regard to the conflict of laws principles thereof, and, for the avoidance of doubt, shall include both the statutory and common law of Nevada, except to the extent preempted by federal law.

[Remainder of page intentionally left blank. Signature page follows immediately.]

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by the Executive, as of the date first above written.

THE EXECUTIVE: By_/s/ Teodros Gessesse Name: Teodros Gessesse	FRONTERA GROUP, INC. By: /s/ Andrew De Luna Name: Andrew De Luna Title: Interim Chief Executive Officer

EXHIBIT A

RELEASE OF CLAIMS

In exchange for the severance benefits to be provided to me under the Employment Agreement between myself and Frontera Group , Inc. (the “Company”), dated as of July 2, 2022 (the “Employment Agreement”), to which I would not otherwise be entitled, on my own behalf and that of my heirs, executors, administrators, beneficiaries, personal representatives and assigns, I agree that this General Release and Waiver of Claims (the “Release of Claims”) shall be in complete and final settlement of any and all causes of action, rights and claims, whether known or unknown, accrued or unaccrued, contingent or otherwise, that I have had in the past, now have, or might now have, in any way related to, connected with or arising out of my employment or its termination, under the Employment Agreement, or pursuant to Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, the Worker Adjustment and Retraining Notification Act, the Executive Retirement Income Security Act, the wage and hour, wage payment and fair employment practices laws and statutes of the State of California (each as amended from time to time), and/or any other federal, state or local law, regulation or other requirement (collectively, the “Claims”), and I hereby release and forever discharge the Company, its subsidiaries and all of their respective past, present and future directors, shareholders, officers, members, managers, general and limited partners, Executives, Executive benefit plans, administrators, trustees, agents, representatives, successors and assigns, and all others connected with any of them, both individually and in their official capacities, from, and I hereby waive, any and all such Claims. Notwithstanding anything to the contrary contained herein, this Release of Claims shall not apply to (a) any claims that arise after I sign this Release of Claims, including my right to enforce the terms of this Release of Claims; (b) any claims that may not be waived pursuant to applicable law; (c) any right to indemnification that I may have under the certificate of incorporation or by-laws of the Company, and any Indemnification Agreement between me and the Company or any insurance policies maintained by the Company; (d) any right to receive any vested benefits under the terms of any Executive benefit plans and my award agreements thereunder or (e) any failures by the Company to comply with Section 5 of the Employment Agreement. Nothing contained in this Release of Claims shall be construed to prohibit me from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, provided, however, that I hereby agree to waive my right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by me or by anyone else on my behalf. In signing this Release of Claims, I acknowledge my understanding that I may consider the terms of this Release of Claims for up to twenty-one (21) days from the date I receive it and that I may not sign this Release of Claims until after the date my employment with the Company terminates. I also acknowledge that I am hereby advised by the Company to seek the advice of an attorney prior to signing this Release of Claims; that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing; and that I am signing this Release of Claims voluntarily and with a full understanding of its terms. I further acknowledge that, in signing this Release of Claims, I have not relied on any promises or representations, express or implied, that are not set forth expressly in the Release of Claims. I understand that I may revoke this Release of Claims at any time within seven (7) days of the date of my signing by written notice to the Chairman of the Company’s Board of Directors and that this Release of Claims will take effect only upon the expiration of such seven-day revocation period and only if I have not timely revoked it. Intending to be legally bound, I have signed this Release of Claims under seal as of the date written below. Signature _ s/ Teodros Gessesse Name Teodros Gessesse Date Signed _July 22, 2022.